Issuer Free Writing Prospectus

(relating to Preliminary Prospectus Supplement dated

March 23, 2020 and Prospectus dated March 22, 2018)

Filed pursuant to Rule 433

Registration Number 333-223853

General Dynamics Corporation

Pricing Term Sheet

March 23, 2020

$750,000,000 3.250% Notes due 2025

$750,000,000 3.500% Notes due 2027

$1,000,000,000 3.625% Notes due 2030

$750,000,000 4.250% Notes due 2040

$750,000,000 4.250% Notes due 2050

Issuer:	General Dynamics Corporation (the “Company”)

Guarantors:	American Overseas Marine Company, LLC; Bath Iron Works Corporation; Electric Boat Corporation; General Dynamics Government Systems Corporation; General Dynamics Land Systems Inc.; General Dynamics Ordnance and Tactical Systems, Inc.; General Dynamics-OTS, Inc.; Gulfstream Aerospace Corporation; and National Steel and Shipbuilding Company

Expected Ratings:*	A2 (negative outlook) / A (CreditWatch negative) (Moody’s / S&P)

Security Type:	Senior Unsecured Notes

Securities:	3.250% Notes due 2025 (the “2025 Notes”)

3.500% Notes due 2027 (the “2027 Notes”)

3.625% Notes due 2030 (the “2030 Notes”)

4.250% Notes due 2040 (the “2040 Notes”)

4.250% Notes due 2050 (the “2050 Notes”)

Principal Amount:	2025 Notes: $750,000,000

2027 Notes: $750,000,000

2030 Notes: $1,000,000,000

2040 Notes: $750,000,000

2050 Notes: $750,000,000

Maturity:	2025 Notes: April 1, 2025

2027 Notes: April 1, 2027

2030 Notes: April 1, 2030

2040 Notes: April 1, 2040

2050 Notes: April 1, 2050

Coupon (Interest Rate):	2025 Notes: 3.250%

2027 Notes: 3.500%

2030 Notes: 3.625%

2040 Notes: 4.250%

2050 Notes: 4.250%

Price to Public:	2025 Notes: 99.555% of the principal amount

2027 Notes: 99.152% of the principal amount

2030 Notes: 98.947% of the principal amount

2040 Notes: 98.830% of the principal amount

2050 Notes: 98.530% of the principal amount

Day Count Convention:	30 / 360

Use of Proceeds:	The Company intends to use the net proceeds from this offering, after deducting the underwriting discounts and its estimated expenses, to repay $2.0 billion principal amount of its 2.875% Notes due 2020 upon maturity, to repay $0.5 billion principal amount of its Floating Rate Notes due 2020 upon maturity and for general corporate purposes, including the repayment of a portion of its borrowings under its commercial paper program as they mature. Pending the application, the Company may invest the net proceeds of the offering in short-term investments, including marketable securities.

Conflicts of Interest:	Wells Fargo Securities, LLC, BofA Securities, Inc., J.P. Morgan Securities LLC or the other underwriters or certain of their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (‘‘FINRA Rule 5121’’). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a ‘‘qualified independent underwriter’’ is not necessary in connection with this offering as the notes are investment grade rated securities.

Yield to Maturity:	2025 Notes: 3.347%

2027 Notes: 3.638%

2030 Notes: 3.752%

2040 Notes: 4.338%

2050 Notes: 4.338%

Spread to Benchmark Treasury:	2025 Notes: +295 bps

2027 Notes: +300 bps

2030 Notes: +300 bps

2040 Notes: +295 bps

2050 Notes: +295 bps

Benchmark Treasury:	2025 Notes: 1.125% due February 28, 2025

2027 Notes: 1.125% due February 28, 2027

2030 Notes: 1.500% due February 15, 2030

2040 Notes: 2.375% due November 15, 2049

2050 Notes: 2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	2025 Notes: 103-17 ¾ / 0.397%

2027 Notes: 103-09+ / 0.638%

2030 Notes: 107-04 / 0.752%

2040 Notes: 123-29 / 1.388%

2050 Notes: 123-29 / 1.388%

Interest Payment Dates:	2025 Notes: Semi-annually on April 1 and October 1 of each year, beginning on October 1, 2020

2027 Notes: Semi-annually on April 1 and October 1 of each year, beginning on October 1, 2020

2030 Notes: Semi-annually on April 1 and October 1 of each year, beginning on October 1, 2020

2040 Notes: Semi-annually on April 1 and October 1 of each year, beginning on October 1, 2020

2050 Notes: Semi-annually on April 1 and October 1 of each year, beginning on October 1, 2020

Make-Whole Call:	2025 Notes: 45 bps

2027 Notes: 45 bps

2030 Notes: 45 bps

2040 Notes: 45 bps

2050 Notes: 45 bps

Par Call:	2025 Notes: On or after March 1, 2025 (one month prior to the maturity date)

2027 Notes: On or after February 1, 2027 (two months prior to the maturity date)

2030 Notes: On or after January 1, 2030 (three months prior to the maturity date)

2040 Notes: On or after October 1, 2039 (six months prior to the maturity date)

2050 Notes: On or after October 1, 2049 (six months prior to the maturity date)

Trade Date:	March 23, 2020

Settlement Date:	March 25, 2020 (T+2)

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	2025 Notes: 369550 BK3 / US369550BK32

2027 Notes: 369550 BL1 / US369550BL15

2030 Notes: 369550 BM9 / US369550BM97

2040 Notes: 369550 BH0 / US369550BH03

2050 Notes: 369550 BJ6 / US369550BJ68

Joint Book-Running Managers:	Wells Fargo Securities, LLC

BofA Securities, Inc.

J.P. Morgan Securities LLC

BBVA Securities Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Senior Co-Managers:	Lloyds Securities Inc.

MUFG Securities Americas, Inc.

SMBC Nikko Securities America, Inc

Co-Managers:	Scotia Capital (USA) Inc.

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

TD Securities (USA) LLC

Academy Securities, Inc.

Blaylock Van, LLC

Drexel Hamilton, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll free at 1-800-645-3751, BofA Securities, Inc. toll free at 1-800-294-1322 or J.P. Morgan Securities LLC at 1-212-834-4533.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by General Dynamics Corporation on March 23, 2020 (the “Preliminary Prospectus Supplement”) relating to its Prospectus dated March 22, 2018. Terms used and not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

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